UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): January 4, 2007
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     On January 10, 2007, Finisar Corporation (the “Company”) filed a current report on Form 8-K reporting on a purported notice of default that it had received with respect to a series of its outstanding convertible subordinated notes. This amended report amends and restates the Form 8-K to reflect the receipt of identically worded notices with respect to two other series of the Company’s outstanding convertible subordinated notes.
Item 8.01 Other Events.
     On January 4, 2007, Finisar Corporation (the “Company”) received three identically worded purported notices of default (the “Notices”) from U.S. Bank Trust National Association, as trustee (the “Trustee”) for the Company’s 2 1/2% Convertible Senior Subordinated Notes due 2010, its 2 1/2% Convertible Subordinated Notes due 2010 and its 5 1/4% Convertible Notes due 2008 (collectively, the “Notes”). The Notices asserted that the Company’s failure to timely file its Form 10-Q for the quarter ended October 29, 2006 with the Securities and Exchange Commission (the “SEC”) constituted a default under the Indentures (the “Indentures”) between the Company and the Trustee governing the respective series of Notes. The Notices each indicated that if the Company does not cure this purported default within 60 days, an “Event of Default” would occur under the respective Indenture. The Company believes that it is not in default under the terms of the Indentures. As previously announced, the Company has delayed filing its Form 10-Q for the quarter ended October 29, 2006 pending the completion of a review of its historical stock option grant practices being conducted by the Audit Committee of its Board of Directors. The Company plans to file its Form 10-Q as soon as practicable following the conclusion of the review.
     The Notices each state that the applicable Indenture requires the Company to file with the SEC, and provide copies to the Trustee within 15 days after such filing, its annual and quarterly reports, information, documents and other reports which the Company is required to file with the SEC pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). In fact, Section 4.02 of each Indenture states that: “(a) The Company shall file with the Trustee, within 15 days after it files such annual and quarterly reports, information, documents and other reports with the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.” Thus, Section 4.02 of each Indenture only requires the Company to file with the Trustee reports that have been filed with the SEC, and, since the Company’s Form 10-Q report for the quarter ended October 29, 2006 has not been filed with the SEC, the Company is under no obligation to file it with the Trustee. Therefore, the Company is not in breach of Section 4.02 of the Indentures.
     Furthermore, even if Section 4.02 of each Indenture requires the Company to file a Form 10-Q for the quarter ended October 29, 2006 with the Trustee within 15 days of the time such filing is required to be filed with the SEC, the Company would have 60 days from receiving notice of an actual default before such failure to file would ripen into an “Event of Default.” Thus, because the Company did not receive the Notices until January 4, 2007, the Company would have until March 5, 2007 to file its Form 10-Q for the quarter ended October 29, 2006 with the Trustee.
     If an “Event of Default” were to occur under the Indentures, the Trustee or holders of at least 25% in aggregate principal amount of each series of the Notes then outstanding would have the contractual right to declare all unpaid principal, and any accrued, default or additional interest, on the Notes of such series then outstanding to be due and payable. As of the date hereof, there is $250.3 million in aggregate principal amount of the Notes outstanding and an aggregate of $2.5 million in accrued interest. If “Events of Default” were to occur under all three Indentures, the noteholders would have a right to receive the $250.3 million in aggregate principal amount outstanding plus any additional interest or default interest (which would accrue from the date on which full payment of the Notes was due to the date that full payment is made) which may have accrued.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 22, 2007

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance and Chief Financial Officer

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